Exhibit 10.7.5
PORTIONS OF THIS EXHIBIT DENOTED WITH THREE ASTERISKS (***) HAVE BEEN
OMITTED AND WILL BE SUBJECT TO A REQUEST FOR CONFIDENTIAL
TREATMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.
October 10, 2006
Western Forest Products Inc.
3rd Floor, 435 Trunk Road
Duncan, British Columbia
V9L 2P9
Attention: Mr. Duncan Kerr
Dear Sirs:
Chip and Sawlog Supply Agreement
We understand that Western wishes to restart the operations of its Saltair sawmill, permanently close the former Cascadia New Westminster Division and then supply chips from the Saltair sawmill to Harmac Pacific to replace chips that were previously supplied to Harmac Pacific from the New Westminster Division.
Under the Chip and Sawlog Supply Agreement dated the 8th day of September, 1980 (as amended to the date of this letter) now between Catalyst Paper and Western, all Chips produced at Western’s Ladysmith, Cowichan Bay, Saltair and Nanaimo mills (“Designated Mills”) are delivered to Catalyst. Catalyst is entitled to an annual commitment of (***) Volumetric Units of Chips from the Designated Mills and the volume of Chips in excess of the annual commitment is delivered back to Western.
As long as Western meets its annual volume commitment to Catalyst from the Designated Mills under the Chip and Sawlog Supply Agreement, Western would be able to use the equivalent volume of Chips from the Designated Mills in excess of the Catalyst annual commitment to sell to others, including Harmac Pacific. As a result we don’t believe it necessary to make any changes to the Chip and Sawlog Supply Agreement at this point.
Given the expectation that there will be an increased volume of Chips to be delivered back to Western under the Chip and Sawlog Agreement, we think it would be useful to clarify the delivery procedure for those Chips as follows:
1.
Except as provided in paragraph 2, Chips will be delivered back to Western by delivery of the Chips by barge at a loading facility per current practice. Delivery will occur, and title to the Chips will transfer to Western, on the earlier of (i) when the towing agent’s Master has placed a line aboard a barge fully loaded, trimmed and made ready for towing, and (ii) 48 hours after Catalyst notifies Western or the towing agent that the loaded barge is ready for towing. Western will be responsible for paying all barge hire and other transportation costs associated with transporting Chips from the loading facility.

2.
If the truck unloading facilities at the Crofton pulp mill experience difficulties in handling the truck volume due to mechanical breakdown or other reasons, Catalyst and Western will work together in an effort to deal with that difficulty. In order to do so, Catalyst may, where Catalyst and Western agree, deliver Chips back to Western by directing Chips that would otherwise be delivered to Catalyst from the Designated Mills to third parties specified by Western. Since those Chips will not be delivered to Catalyst, Catalyst will not be responsible for paying the purchase price or trucking allowance associated with such Chips.

3.	Chips delivered back to Western will be in the same proportion of quality and species as the Chips delivered to Catalyst by Western under the Chip and Sawlog Supply Agreement.
4.
Payment for Chips delivered to Catalyst in any period will be made by Catalyst at the price payable for those Chips under the Chip and Sawlog Supply Agreement after setting off the amount payable by Western for Chips delivered back to Western in that period.

Terms used in this letter which are defined in the Chip and Sawlog Supply Agreement have corresponding meanings. The Chip and Sawlog Supply Agreement, as amended to the date of this letter, remains in full force and effect.
Please acknowledge your agreement with the above by signing and returning the enclosed copy of this letter to us.
Yours very truly,
CATALYST PAPER CORPORATION
as managing partner for and on behalf of
CATALYST PAPER

Per:
Brian Nordman Vice-President, Fibre Supply
Acknowledged and agreed this  _____  day of  _____  October, 2006

WESTERN FOREST PRODUCTS INC.
Per: